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                           NON-COMPETITION AGREEMENT


     THIS NON-COMPETITION AGREEMENT is made and entered into effective as of the 1st day of August, 1997, by and between MARK GRIFFIN ("Covenantor") and GLOBAL CASINOS, INC., a Utah corporation, and its subsidiaries ("Global");


                                  WITNESSETH:

     WHEREAS, Covenantor and GLOBAL ALASKA INDUSTRIES, INC., an Alaska corporation ("GAI"), a wholly-owned subsidiary of Global, have of even date herewith consummated a Stock Purchase and Sale Agreement dated as of August 1, 1997(the "Agreement"), pursuant to which GAI acquired from Covenantor one hundred percent (100%) of the issued and outstanding shares of common stock of ALASKA BINGO SUPPLY, INC., an Alaska corporation ("ABS"); and

     WHEREAS, it is understood that GAI intends to hold and operate ABS as a wholly-owned subsidiary; and

     WHEREAS, the parties recognize that Covenantor has expertise in the business conducted by ABS, the technology to compete in this industry, and the economic resources to compete in this industry. Therefore, both parties agree a non-competition agreement is necessary, prudent, and has been bargained for in respect to the asset purchase;

     WHEREAS, in connection with said Agreement, Covenantor has undertaken and delivered to Global this non-competition agreement; and

     WHEREAS, both parties agree the value of such non-competition is $100,000.00, which is based on an estimate of the loss of earnings that would occur if Covenantor was in direct competition with ABS;

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings of the parties contained in the Agreement, and for such other good and valuable consideration, the receipt whereof being hereby acknowledged, Covenantor covenants and agrees as follows:

     1. Except for matters expressly provided for in or contemplated by the Agreement, and except for the ownership of equity securities of Global, Covenantor, for herself covenants to and with Global, its subsidiaries, successors and assigns, that for a period of five (5) years from the date of this Agreement, it will not without the prior written consent of GAI or Global, directly or indirectly, either as principal, agent, manager, owner, partner (dominant or otherwise), stockholder, creditor, consultant or otherwise solicit, attempt to obtain or assist any other person or entity other than Global, its subsidiaries, successors in interest and assigns, in soliciting or attempting to obtain or accept any business or engage or become interested financially or otherwise, in any business, agency, trade or occupation similar to or in competition with Global or its subsidiaries; nor shall Covenantor, for a period of five (5) years from the date of this Agreement, consult provided services to or enter into any agreement or arrangement with any other person, firm, corporation or entity that engages in any business trade, occupation or activity similar to or in competition with any services or products offered or sold by Global, or its subsidiaries, without first having obtained Global's express written consent thereto. Notwithstanding the restrictions set forth in this Agreement, Global consents to Covenantor's continued participation in the ACGA substantially in the manner heretofore conducted as well as the continuation by Covenantor of his current business activities unrelated to the activities of ABS to the extent that they may involve the sale of pull-tabs for the benefit of third-party permitees; provided, however, that such sale of pull-tabs may be made only to the extent that such pull-tabs are purchased by Covenantor from ABS in the ordinary course of business. Because of the nature of the business, the parties agree that it is reasonable for the covenant to apply to the entire geographic area of the State of Alaska. If the geographic area is determined by a court to be overly broad in scope, it shall be modified only to the extent necessary to bring it within the requirements of the law and interpreted to give Global the broadest protection allowed by law.

     2. Covenantor further covenants with Global that all information concerning the customers, clients, contracts, and business of ABS, as well as the information set forth in Exhibit 5.16 of the Agreement, is confidential information and will be treated by it as such, and that it will not hereafter, directly or indirectly, make use of such information or divulge any such information nor reveal any customer lists or other confidential information to any other person. The foregoing restrictions on disclosure of information shall not include (i) information that has properly come into the public domain, (ii) information learned by Covenantor from a third party without an obligation of confidentiality, (iii) information gained or learned by Covenantor independent of and subsequent to the closing of the transactions covered by the Agreement, (iv) information otherwise protected by applicable law, such as the information pertaining to patents or copyrights.

     3. Covenantor further covenants with Global that it will not directly or indirectly or permit or encourage others to directly or indirectly, (i) interfere in any manner whatsoever with Global's contractual or other relations with any or all of its customers, clients, employees, or consultants, or (ii) induce or attempt to induce any client, customer, employee or consultant of Global to cease doing business with Global.

     4. Global shall be entitled to confirm that Covenantor is honoring this agreement and shall have the right to receive a written confirmation from Covenantor each year that they have not entered into competition with Global.

     5. In the event of a breach or threatened breach by Covenantor of any provisions of this Agreement, Global shall be entitled to an injunction restraining Covenantor from the commission of such breach. Nothing herein contained shall be construed as prohibiting Global from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages. The covenants contained in this Agreement shall be construed as independent of any other provisions of the Agreement; and the existence of any claim or cause of action of Covenantor against Global, whether predicated on the Agreement or otherwise, shall not constitute a defense to the enforcement by Global of said covenants.

     6. The covenants contained in this Agreement shall terminate, and, upon termination, shall be unenforceable and of no further legal force and effect in the event (i) Global breaches the Agreement or ancillary agreements provided for therein; (ii) Global or any successor to Global, becomes insolvent; (iii) or ceases for any reason to conduct business operations for a continuous period of at least ninety (90) days.

     7. Global shall have the right to assign the aforesaid covenants; and Covenantor agrees to remain bound by the terms of the covenants to any and all subsequent purchasers and assignees of the assets and business of Global.

     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                              MARK GRIFFIN


                              /s/ Mark Griffin
                              -----------------------------------------


                              GLOBAL CASINOS, INC., a Utah corporation
Attest:


/s/ Stephen A. Crisham        /s/ Stephen G. Calandrella
-------------------------          -----------------------------------------
                                   Stephen G. Calandrella, President